UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Cherry Hill Mortgage Investment Corporation

(Name of Issuer)
Common Stock, par value $0.01 per share

(Title of Class of Securities)
164651101

(CUSIP Number)

December 20, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 164651101	SCHEDULE 13G	Page 2 of 9 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Boston Provident, L.P. (22-3165822)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 507,302
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 507,302
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 507,302
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12		TYPE OF REPORTING PERSON (See Instructions) IA

CUSIP No. 164651101	SCHEDULE 13G	Page 3 of 9 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) BP Master Fund, L.P. (98-0685081)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 468,755
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 468,755
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 468,755
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.3%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 164651101	SCHEDULE 13G	Page 4 of 9 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Boston Provident Administration, Inc. (57-1139665)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 507,302
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 507,302
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 507,302
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 164651101	SCHEDULE 13G	Page 5 of 9 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Orin S. Kramer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 507,302
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 507,302
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 507,302
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12		TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 164651101	SCHEDULE 13G	Page 6 of 9 Pages

Item 1.	(a) Name of Issuer

Cherry Hill Mortgage Investment Corporation

(b) Address of Issuer’s Principal Executive Offices

301 Harper Drive, Suite 110

Moorestown, NJ 08057

Item 2.	(a) Name of Person Filing

(b) Address of Principal Business Office, or, if none, Residence

(c) Citizenship

Boston Provident, LP

717 Fifth Avenue

New York, NY 10022

Delaware Limited Partnership

BP Master Fund, L.P.

717 Fifth Avenue

New York, NY 10022

Cayman Islands Limited Partnership

Boston Provident Administration, Inc.

717 Fifth Avenue

New York, NY 10022

Delaware Investment Management Company

Orin S. Kramer

717 Fifth Avenue

New York, NY 10022

United States Citizen

(d) Title of Class of Securities: Common Stock, par value $0.01 per share

(e) CUSIP No.: 164651101

CUSIP No. 164651101	SCHEDULE 13G	Page 7 of 9 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 164651101	SCHEDULE 13G	Page 8 of 9 Pages

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

The percentages used herein are calculated based upon the 7,500,000 Shares issued and outstanding as reported on the Company's Form 10-Q/A filed with the Securities and Exchange Commission on November 7, 2013.

Boston Provident, LP

(a) Amount beneficially owned: 507,302

(b) Percent of class: 6.8%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 507,302

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 507,302

BP Master Fund, L.P.

(a) Amount beneficially owned: 468,755

(b) Percent of class: 6.3%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 468,755

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 468,755

Boston Provident Administration, Inc.

(a) Amount beneficially owned: 507,302

(b) Percent of class: 6.8%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 507,302

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 507,302

Orin S. Kramer

(a) Amount beneficially owned: 507,302

(b) Percent of class: 6.8%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 507,302

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 507,302

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable

Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect

CUSIP No. 164651101	SCHEDULE 13G	Page 9 of 9 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 27, 2013

Boston Provident, L.P.

By:	Duncan Huyler
	Name:	Duncan Huyler
	Title:	Chief Financial Officer

BP Master Fund, LP

By:	Duncan Huyler
	Name:	Duncan Huyler
	Title:	Chief Financial Officer of Boston Provident, L.P.

Boston Provident Administration, Inc.

By:	Duncan Huyler
	Name:	Duncan Huyler
	Title:	Chief Financial Officer of Boston Provident, L.P.

By:	Orin S. Kramer
	Name:	Orin S. Kramer